Exhibit 10.14

Option No.:

THE TITAN CORPORATION
2002 EMPLOYEE AND DIRECTOR STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

        The Titan Corporation, a Delaware corporation (the "Company"), hereby grants an option to purchase shares of its common stock, $.01 par value, (the "Stock") to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Company's 2002 Employee and Director Stock Option and Incentive Plan (the "Plan").

Grant Date:

Name of Optionee:

Optionee's Social Security Number:             -            -

Number of Shares Covered by Option: «Shares» («Amount»)

Option Price per Share:                                                             (100% of Fair Market Value)

Vesting Start Date:

        By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which you have received. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:	(Signature)
Company:	(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

THE TITAN CORPORATION
2002 EMPLOYEE AND DIRECTOR STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option
This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company, its parent or a subsidiary ("Employee") but continue to provide Service, this option will be deemed a nonstatutory stock option three months after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 rule of section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.
Vesting
This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.
The vesting schedule applicable to this option is checked below:

☐ Vesting Schedule Applicable to an Initial Grant. Your right to purchase shares of Stock under this option vests as to one-fourth (1/4) of the total number of shares covered by this option, as shown on the cover sheet, on the one-year anniversary of the Vesting Start Date ("Anniversary Date"), provided you then continue in Service. Thereafter, for each such vesting date that you remain in Service, the number of shares of Stock which you may purchase under this option shall vest at the rate of one-forty eighth (1/48) per month as of the first day of each month following the month of the Anniversary Date. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

☐ Vesting Schedule Applicable to a Subsequent Grant. Your right to purchase shares of Stock under this option vests at a rate of one-forty eighth (1/48) of the total number of shares covered by this option, as shown on the cover sheet, per month as of the first day of each month following the month of the Vesting Start Date, provided you then continue in Service. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option. No additional shares of Stock will vest after your Service has terminated for any reason.
Term
Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.
Regular Termination
If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.
Death
If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.
Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.
Leaves of Absence
For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.
Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse's names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.
If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.
Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:
• Cash, your personal check, a cashier's check, a money order or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Compensation Committee of the Board if you are either an executive officer or a director of the Company).
Withholding Taxes
You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.
Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in your option in any other way.
Retention Rights
Neither your option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.
Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option's shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.
Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.
Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of California other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Notwithstanding any other provisions of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is registered as required by law and in accordance with all applicable laws.
The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement, if not defined herein, are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.
Other Agreements
You agree, as a condition of the grant of this option, that in connection with the exercise of the option, you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.
Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.
Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company's annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the legal department at (858) 552-9500 to request paper copies of these documents.
Certain Dispositions
If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this option sooner than the one year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of share of Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.
Defined Terms
"Affiliate" of a person means any company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended.
"Board" means the Board of Directors of The Titan Corporation.

"Cause" means (as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate): (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between you and the Company or an Affiliate.
"Company" means The Titan Corporation.
"Disability" means the total and permanent disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.
"Plan" means The Titan Corporation 2002 Employee and Director Stock Option and Incentive Plan.

"Service" means service as an employee, officer, director or other Service Provider of the Company or an Affiliate. Your change in position or duties shall not result in interrupted or terminated Service, so long as you continue to be an employee, officer, director or other Service Provider of the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan and this Agreement shall be determined by the Board, which determination shall be final, binding and conclusive.
"Stock" means shares of common stock of The Titan Corporation.
"Subsidiary" means any "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Internal Revenue Code.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.